Exhibit 5.14

OPINION OF DINSMORE & SHOHL LLP

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel Burlington Coat Factory of Kentucky, Inc., a Kentucky corporation (“BCF Kentucky”), Burlington Coat Factory Warehouse of Cleveland, Inc., an Ohio corporation (“BCFW Cleveland”), Burlington Coat Factory of Ohio, LLC, an Ohio limited liability company (“BCF Ohio”), and Burlington Coat Factory of West Virginia, LLC, a West Virginia limited liability company (“BCF West Virginia”, and collectively with BCF Kentucky, BCFW Cleveland, and BCF Ohio, the “Guarantors” and each a “Guarantor”), who are each direct or indirect subsidiaries of Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer” and together with the Guarantors, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, articles of organization, bylaws, regulations and operating agreements of the Guarantors, (ii) resolutions of the Issuer and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the Guarantors and

Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC. (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantees (collectively, the “Documents”).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Further, we express no opinion as to the validity, binding effect or enforceability of: (i) provisions relating to consent to jurisdiction, choice of forum or choice of law, provisions that exclude conflict of laws principles, or provisions that establish particular courts as the forum for the adjudication of any controversy relating to the Documents, (ii) provisions for penalties, liquidated damages, reimbursement, indemnification, contribution, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, monetary penalties, make-whole premiums, prepayment charges or increased interest rates upon default, (iii) time is of the essence clauses, (iv) confession of judgment clauses, (v) provisions that contain a waiver of broadly or vaguely stated rights, (vi) provisions that contain a waiver of the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waiver, (vii) provisions that contain a waiver of unknown future rights or defenses, (viii) provisions that contain a waiver of rights to damages, (ix) provisions that contain a waiver of the obligations of good faith, fair dealing, diligence and commercial reasonableness, (x) provisions which permit any person to take actions or make determinations, or to benefit from undertakings, to the extent that such actions or determinations are not made, or any action or inaction giving rise to such benefit is not taken, on a reasonable basis and in good faith, (xi) provisions intended to establish any standard as the measure of any party’s performance of its obligations of good faith, diligence, fair dealing, reasonableness or care, (xii) provisions that attempt to change or waive rules of evidence or establish evidentiary standards or make determinations conclusive or fix the method or quantum of proof to be applied in litigation or similar proceedings, (xiii) provisions for the appointment of a receiver, (xiv) provisions appointing one party as an attorney-in-fact for an adverse party, (xv) provisions that designate venue, waive rights to trial by jury, service of process or objections to venue or jurisdiction in connection with any litigation or other proceedings arising out of or pertaining to the Documents, (xvi) provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other remedies, that any right or remedy may be exercised without notice, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy, (xvii) provisions stating that the clauses of a contract are severable, (xviii) provisions that purport to waive a party’s right to cure except where the aggrieved party would be materially harmed by affording such a right to the breaching party, (xix) provisions that by their express terms state that fewer than all parties to the contract are entitled to recover attorneys’ fees and expenses, (xx) provisions granting any right to recover attorneys’ fees, costs or disbursements, (xxi) provisions requiring written amendments or waivers insofar as they may suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply, (xxii) provisions that provide for indemnity of, or contribution to, a party for damages arising out of, or that purport to release or exculpate a party from, its own negligence or willful misconduct, (xxiii) self-help remedy provisions, except to the extent of any self-help provisions which effectuate self-help remedies expressly provided for under the terms of applicable law, and then only to the extent that such provisions are exercised in a manner which conforms to the requirements of such laws, (xxiv) provisions that grant rights of setoff to participants or to affiliates of parties to an agreement, (xxv) provisions that require payments to be made free of any setoff, counterclaim or defense, (xxvi) provisions that purport to waive any applicable statute of limitations, (xxvii) provisions that permit the exercise of remedies without consideration of the materiality of a breach and the consequence of the breach to the party seeking enforcement, and (xxviii) provisions that permit a party to require performance without taking into account consideration of the impracticability or impossibility of performance at the time of attempted enforcement.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantees will be validly issued and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.14 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Ohio law with respect to BCFW Cleveland and BCF Ohio, the Commonwealth of Kentucky law with respect to BCF Kentucky, and the State of West Virginia law with respect to BCF West Virginia, and assumes that and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. We note that the Documents are to be governed by the laws of the State of New York. Notwithstanding anything to the contrary herein, we express no opinion with respect to the laws of the State of New York or any jurisdiction other than the laws of the State of Ohio, the State of West Virginia and the Commonwealth of Kentucky. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuer and the Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Dinsmore & Shohl LLP

DINSMORE & SHOHL LLP

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